Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
BAKER HUGHES INCORPORATED

     Baker Hughes Incorporated (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

       FIRST: Article ELEVENTH of the Corporation’s Restated Certificate of Incorporation is amended to read in its entirety as follows:

     “The directors of the Corporation shall serve for a term of one year ending on the date of the annual meeting of stockholders following the annual meeting at which the director was elected.

     The number of directors shall be fixed from time to time by the bylaws of the Corporation or an amendment thereof duly adopted by the Board of Directors or by the stockholders acting in accordance with Article SEVENTH herein.

     Notwithstanding any of the foregoing provisions of this Article, each director shall serve until his or her successor is elected and qualified or until his or her death, retirement, resignation or removal.”

       SECOND: Article THIRTEENTH of the Corporation’s Restated Certificate of Incorporation is amended to read in its entirety as follows:

     “THIRTEENTH: The provisions set forth in this Article THIRTEENTH and in Articles SEVENTH (dealing with the alteration of bylaws by stockholders), EIGHTH (dealing with the prohibition against stockholder action without meetings), TENTH (dealing with liability of directors), ELEVENTH (dealing with the term and number of directors) and TWELFTH (dealing with the 75% vote of stockholders required for certain Business Combinations) herein may not be repealed or amended in any respect, and no Article imposing cumulative voting in the election of directors may be added, unless such action is approved by the affirmative vote of not less than 75% of the total voting power of all shares of stock of the Corporation entitled to vote in the election of directors, considered for purposes of this Article THIRTEENTH as one class. Amendment to the provisions set forth in this Article THIRTEENTH and in Article TWELFTH shall also require the affirmative vote of 66-2/3% of such total voting power excluding the vote of shares owned by a “Related Person” (as defined in Article THIRTEENTH). The voting requirements contained in Article SEVENTH, Article TWELFTH and this Article THIRTEENTH herein shall be in addition to the voting requirements imposed by law, other provisions of this Certificate of Incorporation or any Certificate of Designation of Preferences in favor of certain classes or series of classes of shares of the Corporation.”

     THIRD: The foregoing amendment to the Corporation’s Restated Certificate of Incorporation was duly adopted by the Corporation’s Board of Directors at a meeting duly called and held on January 27, 2005 and by the holders of the Corporation’s capital stock at a meeting duly called and held on April 28, 2005, all in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed in its name and on its behalf by its duly authorized officer on this 28th day of April, 2005.

BAKER HUGHES INCORPORATED
By:	/s/ Sandra E. Alford
Sandra E. Alford
Corporate Secretary